Exhibit 99.1

             Record Sales and Earnings Again for J & J Snack Foods; Company Reports 21st Consecutive Quarterly Earnings Increase


    PENNSAUKEN, N.J.--(BUSINESS WIRE)--July 24, 2006--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and earnings for its third quarter and nine months ended June 24, 2006.
    Sales for the third quarter increased 8% to $140.1 million from $129.5 million in last year's third quarter. Net earnings increased 9% to $10.8 million from $9.9 million last year. Earnings per diluted share were $.57 for the June quarter compared to $.53 last year. Operating income increased 8% to $16.7 million this year from $15.5 million in the year ago period.
    Operating income in this year's quarter was impacted by $350,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $277,000, or $.015 per diluted share. Excluding the impact of share-based compensation expense recognized this year and not last year, operating income increased 10% and net earnings increased 12%.
    For the nine months ended June 24, 2006, sales increased 10% to $360.7 million from $327.3 million in last year's nine months. Net earnings increased 11% to $17.9 million in the nine months from $16.2 million last year. Earnings per diluted share were $.95 for the nine months compared to $.87 last year. Operating income increased 8% to $26.9 million from $24.9 million in the year ago period.
    Operating income in this year's nine months was impacted by $967,000 of share-based compensation expense (expensing of stock options) and net earnings were impacted by $699,000, or $.037 per diluted share. Excluding the impact of share-based compensation expense recognized this year and not last year, operating income increased 12% and net earnings increased 15%.
    Operating income in this year's quarter and nine months was also impacted by a $1,193,000 impairment charge for the writedown of robotic packaging equipment. Net earnings were impacted by $740,000, or $.04 per diluted share, for the quarter and nine months. Excluding the impact of share-based compensation expense recognized this year and not last year and the impairment charge, operating income increased 18% and 17% for the quarter and nine months, respectively, and net earnings increased 19% and 20% for the quarter and nine months, respectively.
    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented; "We had another solid performance for the quarter with all of our major business segments contributing. Continued strong performances from our core snack food and frozen beverage businesses helped achieve record profitability."
    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.


*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ'S is a registered trademark of Barq's Inc.
***CHILL is a registered trademark of Wells Dairy, Inc.


                              Consolidated Statement of Operations
                              ------------------------------------
                             Three Months Ended   Nine Months Ended
                             ------------------   -----------------
                             June 24,  June 25,   June 24,  June 25,
                               2006      2005       2006      2005
                               ----      ----       ----      ----
                                         (in thousands)

Net sales                    $140,132  $129,452   $360,747  $327,323
Cost of goods sold             89,399    83,177    241,671   218,856
                             --------  --------   --------  --------
  Gross profit                 50,733    46,275    119,076   108,467
Operating expenses             33,985    30,738     92,137    83,583
                             --------  --------   --------  --------
Operating income               16,748    15,537     26,939    24,884
Other income                      746       384      2,145     1,040
                             --------  --------   --------  --------
  Earnings before income
   taxes                       17,494    15,921     29,084    25,924
Income taxes                    6,708     6,042     11,151     9,773
                             --------  --------   --------  --------
  Net earnings               $ 10,786  $  9,879   $ 17,933  $ 16,151
                             ========  ========   ========  ========

Earnings per diluted share   $    .57  $    .53   $    .95  $    .87
Earnings per basic share     $    .58  $    .54   $    .97  $    .89
Weighted average number
  of diluted shares            18,866    18,648     18,792    18,566
Weighted average number
  of basic shares              18,469    18,242     18,394    18,156


                                   Consolidated Balance Sheets
                                   ---------------------------
                                June 24, 2006   September 24, 2005
                                -------------   ------------------
                                         (in thousands)

Current assets                     $162,645          $154,233
Property, plant & equipment, net     83,503            89,045
Goodwill, net                        57,109            53,622
Other intangibles, net               23,146             7,043
Other assets                          2,980             1,981
                                  ----------        ----------
  Total                            $329,383          $305,924
                                  ==========        ==========

Current liabilities                  59,638            52,902
Deferred income taxes                17,987            17,987
Other long term obligations             696               273
Stockholders' equity                251,062           234,762
                                  ----------        ----------
  Total                            $329,383          $305,924
                                  ==========        ==========


    The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore, Sr., 856-665-9533